Exhibit 10.11

Snowflake Inc. 101 S. Ellsworth Ave #350 San Mateo, CA 94401

April 26, 2019
Frank Slootman
Dear Frank,
We are excited to offer you the position of Chief Executive Officer of Snowflake Inc. (the “Company”), reporting to the Board of Directors (the “Board”), on the terms set forth below. Your start date will be April 26, 2019.
Base Salary: $31,250 monthly
Bonus: Annual on target performance bonus of up to $375,000
Stock Options: 13,921,409 shares, which equates to 5% of the Company’s fully diluted shares.
Compensation and Benefits Information:
Your base salary will be $31,250 per month, less taxes, payroll deductions and withholding. You will be eligible to participate in the Company’s standard employee benefits pursuant to the terms of the applicable benefit plans and policies. Annual on target performance bonus of up to $375,000 based on performance metrics to be established by the Compensation Committee.
Stock Options:
Subject to approval by the Company's Board of Directors (the "Board"), you will be granted an option under the Company’s. 2012 Equity Incentive Plan (the "Plan") to purchase 13,921,409 shares of the Company's Common Stock at fair market value as determined by the Board as of the date of grant (the "Option"). This Option will be subject to the terms and conditions of the Plan and your grant agreement. Your Option will vest monthly over 48 months. You will be permitted to exercise your option prior to the time it has vested (early exercise) pursuant to an early exercise stock purchase agreement, which will provide the company the right to repurchase any unvested shares at your original issue price following termination of your employment. Your grant agreement will also provide for your Option to become fully vested upon a change of control as defined in the Plan.
Severance:
If, at any time, the Company terminates your employment without Cause (as defined below), or you resign your employment for Good Reason (as defined below) and such separation is not a result of your death or disability, and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to your obligations below, you shall be entitled to receive an amount (the “Severance Benefits”) equal to three months of your then current base salary, less all applicable withholdings and deductions, paid over such three month period, on the schedule described below.
The Severance Benefits are conditional upon your delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within 30 days following your termination date. The Severance Benefits will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings; provided, however, that no payments will be made prior to the 30th day following your Separation from Service. On the 30th day following your Separation from Service, the Company will pay you in a lump sum the Severance Benefits that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 30th day, with the balance of the Severance Benefits being paid as originally scheduled.
For purposes of this Agreement, “Cause” shall mean any of the following: (1) conviction of any felony or any crime involving moral turpitude or dishonesty, (2) participation in a fraud or act of willful dishonesty against the Company, or (3) willful and material breach of your duties that has not been cured within thirty (30) days after written notice from the Company of such breach.
For purposes of this Agreement, “Good Reason” shall mean without your consent: (a) a material reduction in your level of responsibility or scope of authority, (b) a material reduction in base salary (other than a reduction generally applicable to executive officers of the Company and in generally the same proportion as your reduction, or (c) relocation of your principal workplace by more than 25 miles. In order for you to voluntarily resign for Good Reason (i) you must provide written notice to the Company of your intention to resign for Good Reason and specify one or more of the above conditions that you believe applies within 90 days of its initial existence, (ii) the Company must fail to remedy the condition specified in your notice within 30 days of receiving your notice, and (iii) your resignation must be effective no later than 60 days following the provision of such written or e-mailed notice to the Company.
Other Details:
This offer of employment is contingent upon satisfactory proof of your right to work in the United States, as required by federal immigration law.
As a condition of employment, you are also required to execute our standard form of Employee Confidential Information and Inventions Assignment Agreement.
If you accept this offer, you understand and agree that your employment is "at-will" and is for no specific period of time. This means you may resign at any time, for any reason. Likewise, we can end our employment relationship with you, with or without cause or advance notice.
This offer letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company's discretion in this letter, require a written modification signed by an officer of the Company.
You may accept this offer by signing this letter and the enclosed Employee Confidential Information and Inventions Assignment Agreement, and return them to me by April 29, 2019.

We look forward to having you join us and contribute to Snowflake's success.

Best Regards,
/s/ Mike Speiser
Mike Speiser,
On behalf of the Board of Directors

Accepted:
/s/ Frank Slootman	4/26/19
Frank Slootman